Exhibit (a)(1)(A)

OFFER TO EXCHANGE

COMMON STOCK

FOR ANY AND ALL OUTSTANDING

WARRANTS EXERCISABLE FOR COMMON STOCK EXPIRING APRIL 11, 2011 WITH AN EXERCISE PRICE OF $5.00 PER SHARE (CUSIP 45685K110)

OF

INFUSYSTEM HOLDINGS, INC.

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., EASTERN STANDARD TIME, ON MARCH 17, 2010,

UNLESS WE EXTEND THE DATE

InfuSystem Holdings, Inc. is offering to exchange (the “Exchange Offer”), upon the terms and subject to the conditions set forth in this Offer to Exchange Statement (the “Exchange Offer Statement”), shares of our common stock (“Common Stock”) for any or all of our outstanding warrants to purchase Common Stock exercisable at $5.00 per share (the “Warrants”). This is a one-time offer and only valid during the period the Exchange Offer remains open. Each Warrant is currently exercisable into one (1) Common Stock for an exercise price of $5.00. If you accept the offer and elect to exchange your Warrants, you will be entitled to elect to receive either:

•	One (1) share of Common Stock for every thirty-five (35) Warrants tendered (“Unrestricted Option”); or

•

One (1) share of Common Stock for every twenty-five (25) Warrants tendered, provided you agree to be subject to the lock-up provisions described in this Exchange Offer Statement, which provide that you may not transfer the shares of Common Stock received for six months following the expiration of this Exchange Offer without our consent (“Lock-Up Option”).

If you properly tender your outstanding Warrants on or prior to March 17, 2010 (the “Expiration Date”) and elect to exchange your Warrants, you will be issued Common Stock promptly following expiration of the Exchange Offer. No fractional shares of Common Stock will be issued. If your election results in a fractional shares of Common Stock to be issued, you will receive cash equal to the market value of such fractional share based on the closing price of our Common Stock on the day immediately preceding the Expiration Date.

Our Board of Directors (“Board”) approved the Exchange Offer. Certain directors hold warrants and may participate in the Exchange Offer. See “The Exchange Offer-Director Participation.”

The Warrants are currently quoted on the OTC Bulletin Board under the symbol “INHIW.OB.” The last reported sale for Warrants was on February 5, 2010 and the sales price was $0.06. Our Common Stock is quoted on the OTC Bulletin Board under the symbol “INHI.OB.” The last reported sales price for a share of Common Stock was $2.30 on February 11, 2010. Units, comprised of one share of Common Stock and two Warrants, are currently quoted on the OTC bulletin board under the symbol INHIU.OB. The last reported sale for Units was on February 3, 2010 and the sales price was $2.35. If you hold Units and wish to participate in the Exchange Offer, you must first convert your Units into separate Warrants and Common Stock.

The shares of Common Stock to be issued pursuant to the Exchange Offer are being offered and issued pursuant to the exemption from registration under the Securities Act of 1933 (the “Securities Act”) provided by Section 3(a)(9) of the Securities Act. Shares of Common Stock issued in the Exchange Offer in exchange for Warrants that are freely tradable and not restricted securities will similarly be freely tradable and not restricted. Shares of Common Stock issued in exchange for Warrants that are “restricted securities” within the meaning of the Securities Act will themselves be restricted securities.

Please read “Risk Factors” beginning on page 6 for a discussion of the risks that you should consider prior to tendering your outstanding Warrants in the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE EXCHANGE OFFER IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Exchange Offer Statement is February 16, 2010.

This Exchange Offer Statement incorporates by reference important business and financial information about us from our public filings. Copies of these filings are available to you without charge upon written or oral request to us at: 31700 Research Park Drive, Madison Heights, Michigan 48071, (248) 291-1210, Attention: Secretary. To obtain timely delivery, you should request the information no later than March 10, 2010, which is five business days before the Expiration Date of the Exchange Offer.

In making your decision to participate in the Exchange Offer, you should rely only on the information contained in this Exchange Offer Statement. We have not authorized anyone to provide you with any other information. If you received any unauthorized information, you should not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this Exchange Offer Statement, or the documents incorporated by reference into this Exchange Offer Statement, is accurate as of any date other than the date on the front cover of this Exchange Offer Statement or the date of such document incorporated by reference, as the case may be.

SUMMARY TERM SHEET

•	Exchange Offer by InfuSystem Holdings, Inc. for any and all of the 35,108,219 outstanding Warrants (CUSIP 45685K110) to purchase shares of its Common Stock.

•	Holders of Warrants may exchange their Warrants for either:

•	One (1) share of Common Stock for every thirty-five (35) Warrants tendered; or

•

One (1) share of Common Stock for every twenty-five (25) Warrants tendered, provided you agree to be subject to the lock-up provisions described in this Exchange Offer Statement, which provide that you may not transfer the shares of Common Stock received for six months following the expiration of this Exchange Offer without our consent.

•	The Exchange Offer will expire at 5:00 P.M., Eastern Standard Time, on March 17, 2010, unless extended.

•	The Common Stock issued pursuant to the Exchange Offer will be exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

•	See “The Exchange Offer”.

•	Please review this Exchange Offer Statement in its entirety.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Exchange Offer Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this Exchange Offer Statement, including statements regarding the future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, without limitation, those described in “Risk Factors” and elsewhere in this Exchange Offer Statement, including, among other things:

•	dependence on our Medicare Supplier Number;

•	changes in third-party reimbursement rates;

•	availability of chemotherapy drugs used in our infusion pump systems;

•	physician’s acceptance of infusion pump therapy over oral medications;

•	growth strategy, involving entry into new fields of infusion-based therapy;

•	the current global financial situation;

•	industry competition; and

•	dependence upon our suppliers.

These risks are not exhaustive. Other sections of this Exchange Offer Statement include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

i

SUMMARY

This following summary highlights selected information from the Exchange Offer Statement and in the documents incorporated by reference. Before making an investment decision, you should read this entire Exchange Offer Statement as well as the information to which we refer you and the information incorporated by reference carefully, including the section entitled “Risk Factors”, for a more detailed description of our business. In this Exchange Offer Statement, “InfuSystem,” “the Company,” “we,” “us” and “our” refer to InfuSystem Holdings, Inc.

The Company

We were formed as a Delaware blank check company in 2005 for the purpose of acquiring through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the healthcare sector. We completed our initial public offering on April 18, 2006.

On October 25, 2007, we completed the acquisition of InfuSystem, Inc. from I-Flow Corporation (“I-Flow”) pursuant to a Stock Purchase Agreement (as amended, the “Stock Purchase Agreement”) with I-Flow. Effective October 25, 2007, we changed our corporate name from “HAPC, INC.” to InfuSystem Holdings, Inc.

As part of our initial public offering, we issued 16,875,251 units (the “Units”), each Unit consisting of one share of our Common Stock and two Warrants. Accordingly, 33,750,502 Warrants were issued in our initial public offering (the “Public Warrants”). Subsequent to our initial public offering, we have issued in various private transactions an aggregate of 1,357,717 Warrants (the “Private Warrants” and collectively with the Public Warrants the “Warrants”). Private Warrants were issued to individuals who are currently members of our Board of Directors, and one former executive officer, at a price per Warrant of $0.70. The Private Warrants have substantially the same economic terms as the Public Warrants. The Exchange Offer is being made on the same terms for Public Warrants and Private Warrants.

Business Concept and Strategy

We are a provider of ambulatory infusion pump management services for oncologists in the United States. Ambulatory infusion pumps are small, lightweight electronic pumps designed to be worn by patients and which allow patients the freedom to move about while receiving chemotherapy treatments. The pumps are battery powered and attached to intravenous administration tubing, which is in turn attached to a reservoir or plastic cassette that contains the chemotherapy drug.

Our business model is currently focused on oncology chemotherapy infusion primarily for colorectal cancer. To our knowledge, we are the only national ambulatory infusion pump service provider focused on oncology.

We supply electronic ambulatory infusion pumps and associated disposable supply kits to physicians’ offices, infusion clinics and hospital outpatient chemotherapy clinics to be utilized by patients who receive continuous chemotherapy infusions. We obtain an assignment of insurance benefits from the patient, bill the insurance company or patient accordingly, and collect payment. We provide pump management services for the pumps and associated disposable supply kits to over 1,300 oncology practices in the United States. We retain title to the pumps during this process. In addition, we sell safety devices for cytotoxic drug transfer and administration and we rent pole-mounted or ambulatory infusion pumps for use within the oncology practice.

We purchase electronic ambulatory infusion pumps from a variety of suppliers on a non-exclusive basis. Such pumps are generic in nature and are available to our competitors. The pumps are currently used primarily for continuous infusion of chemotherapy drugs for patients with colorectal cancer.

One aspect of our business strategy over the next one to three years is to expand into treatment of other cancers such as head, neck and gastric. There are a number of other drugs currently approved by the U.S. Food and Drug Administration (the “FDA”), as well as agents in the pharmaceutical development pipeline, which we believe could potentially be used with continuous infusion protocols for the treatment of other diseases in addition to colorectal cancer. We currently generate approximately 15% of our revenue from treatments for disease states other than colorectal cancer. Drugs or protocols currently in clinical trials may also obtain regulatory approval over the next several years. If these new drugs obtain regulatory approval for use with continuous infusion protocols, we expect the pharmaceutical companies to focus their sales and marketing forces on promoting the new drugs and protocols to physicians.

Another aspect of our business strategy over the next one to three years is to actively pursue opportunities for the expansion of our business through strategic alliances, joint ventures and/or acquisitions. We believe there are opportunities to acquire smaller, regional competitors that perform similar services to us, but do not have the national presence, network of third party payor contracts or economies of scale that we currently enjoy. We believe that the successful integration of these businesses into our operations will potentially enable us to achieve higher profit margins from them than they could achieve operating independently. We also plan to leverage our extensive networks of oncologist practices and insurers by distributing complementary products and introducing key new services.

We face risks that other competitors can provide the same services as us. Those risks are currently mitigated by our existing third party payor contracts and economies of scale, which allow for less costly purchase and management of the pumps. Additionally, we have already established a long standing relationship as a provider of pumps to over 1,300 oncology practices in the United States. We believe that there are competitive barriers to entry against other suppliers with respect to these oncology practices because we have an established national presence and third party payor contracts in place covering approximately 175 million third party payor lives, (i.e., persons enrolled in various managed care plans or commercial insurance carriers such as health maintenance organizations and preferred provider organizations) increasing the likelihood that we participate in the insurance networks of patients to whom physicians wish to refer to an ambulatory infusion pump provider. Moreover, we have an available inventory of approximately 20,000 active ambulatory infusion pumps, which may allow us to be more responsive to the needs of physicians and patients than a new market entrant. We do not perform any research and development.

Background of Exchange Offer

As of February 11, 2010, we have 35,108,219 Warrants outstanding, with an exercise price of $5.00 per share of Common Stock. All Warrants will expire on April 11, 2011. The potentially dilutive effect of this significant number of outstanding Warrants creates an overhang on our Common Stock, which we believe makes it more difficult to attract new equity investors. By offering Warrantholders the opportunity to exchange their outstanding Warrants for Common Stock, we hope to encourage Warrantholders to exchange their Warrants immediately so that we can eliminate or reduce the Warrant overhang on our Common Stock and attract new equity investors. We also expect that the Exchange Offer will increase the number of holders of our Common Stock which we anticipate will facilitate our ability to list the Common Stock on a national securities exchange.

Our Board has approved the Exchange Offer. Because certain Directors have Warrants, and may participate in the Exchange Offers, a special ad hoc committee of our Board, comprised of Pat LaVecchia, David Dreyer and James Freddo, none of whom holds Warrants, has been created by the Board and delegated the authority to set the terms of the Exchange Offer, including in particular, the exchange ratio.

Members of our Board who hold Warrants will participate in the Exchange Offer, if at all, only if holders of fifty percent (50%) or more of the Public Warrants participate. In addition, each Director who participates in the Exchange Offer will agree to a lock-up agreement restricting his ability to sell or otherwise transfer the shares of Common Stock received in the Exchange Offer for a period of one year following the expiration of the Exchange Offer. See “The Exchange Offer—Director Participation”.

Exchange Offer

The following is a summary of the principal terms of the Exchange Offer. A more detailed description is contained in the Exchange Offer under the section entitled “The Exchange Offer.” As of the date of the Exchange Offer, there are 35,108,219 Warrants outstanding and eligible to participate in the Exchange Offer.

Exchange Offer	We are offering to holders of our 35,108,219 outstanding Warrants the opportunity to receive Common Stock in exchange for a specified number of Warrants.

Exchange Ratios	If you elect to exchange your Warrants, you will be entitled to elect to receive either:

•	One (1) share of Common Stock for every 35 Warrants tendered under the Unrestricted Option; or

•	One (1) share of Common Stock for every 25 Warrants tendered under the Lock-Up Option.

Lock-Up	If you elect to exchange your Warrants under the Lock-Up Option, you may not sell or otherwise transfer the shares of Common Stock received in the Exchange Offer for six months following the expiration of this Exchange Offer without the Company’s consent.

Director Participation	Certain members of our Board hold Warrants. Such Directors will participate in the Exchange Offer, if at all, only if the holders of fifty percent (50%) or more of the Public Warrants participate. Each Director who participates in the Exchange Offer, will agree to a lock-up agreement restricting his ability to sell or otherwise transfer the shares of Common Stock received in the Exchange Offer for a period of one year following the expiration of the Exchange Offer.

Expiration Date	The Exchange Offer will expire at 5:00 P.M., Eastern Standard Time, on March 17, 2010, unless we decide to extend it.

Procedure for Accepting the Exchange Offer	You may tender your Warrants by transferring the Warrants through DTC’s Automated Tender Offer Program (“ATOP”).

Please read “The Exchange Offer—Procedures for Tendering Warrants” for further information regarding procedure for accepting the Exchange Offer.

Exchange Agent	Bank of New York Mellon (“BNY Mellon”) is serving as the Exchange Agent in connection with the Exchange Offer. Deliveries should be addressed to BNY Mellon Shareowner Services at 480 Washington Boulevard Jersey City, NJ 07310, Attention: Corporate Action Department, 27th Floor, Telephone 1-800-777-3674.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the Exchange Offer.

Withdrawal	You may withdraw any Warrants tendered in the Exchange Offer at any time prior to 5:00 P.M., Eastern Standard Time, on March 17, 2010. For further information regarding the withdrawal of tendered Warrants, please read “The Exchange Offer—Procedure for Tendering Your Warrants—Withdrawal Rights.”

Rejection or Failure to Accept the Exchange Offer	If you reject or fail to accept the Exchange Offer, your Warrants will remain outstanding until they expire or are exercised by their original terms.

Use of Proceeds	We will not receive any proceeds from this Exchange Offer. See “Use of Proceeds.”

U.S. Federal Income Tax Considerations	Although certain tax aspects of participation in the Exchange Offer, and in particular of participation in the Lock-up Option, are not entirely clear, it is expected that the exchange of Warrants for Common Stock in the Exchange Offer should not be a taxable event for U.S. federal income tax purposes. However, no ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters, and the characterizations we intend to follow may be rejected, or determined to be inappropriate in the case of particular holders, by the applicable taxing authorities. Thus Warrantholders must rely on the advice of their own tax advisors in assessing these matters.

For a general discussion of certain tax considerations, please read “Certain Tax Consequences of the Exchange Offer—Certain U.S. Federal Income Tax Consequences of the Exchange Offer.”

Fees and Expenses	We will pay all of our expenses incident to the Exchange Offer.

Risk Factors	Tendering your Warrants in exchange for Common Stock involves substantial risk. Please read “Risk Factors” beginning on page 6 for a discussion of certain factors you should consider in evaluating whether to tender your Warrants in the Exchange Offer.

Section 3(a)(9) Exemption	The shares of Common Stock to be issued in the Exchange Offer will be issued pursuant to the exemption from registration under the Securities Act provided by Section 3(a)(9) thereof. Accordingly, to the extent tendered Warrants are freely tradable and unrestricted, the shares of Common Stock received in exchange will similarly be freely tradable and unrestricted, with the exception of the restrictions on transferability of shares of Common Stock issued under the Lock-Up Option. To the extent the Warrants tendered are restricted securities within the meaning of the Securities Act, the shares of Common Stock issued in exchange will also be restricted securities.

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information set forth elsewhere or incorporated by reference into this Exchange Offer Statement before deciding to accept or reject the Exchange Offer. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, and you may lose all or part of your investment.

You should also refer to the risk factors included in our public filings, which are incorporated by reference herein, for additional risk factors relating to our business, the industry in which we operate and an investment in our Common Stock.

Risks Related to the Exchange Offer

There is no assurance that our Exchange Offer will achieve its desired effect of providing incentives to our holders of Warrants to exchange their Warrants.

One of the important purposes of the Exchange Offer is to provide incentives for our Warrantholders to exchange their Warrants, thereby eliminating or significantly reducing our warrant overhang and attracting additional investors for our Common Stock. The decision of a holder to take such actions could be influenced by a number of factors including the market price of our Common Stock, our future business prospects and the personal financial circumstances of a Warrantholder. There can be no assurance that holders of Warrants will exchange such Warrants in the Exchange Offer.

There is no assurance that our Common Stock will be listed on a national securities exchange following the Exchange Offer.

One of the reasons for the Exchange Offer is to increase the number of holders of our Common Stock to facilitate the listing of the Common Stock on a national securities exchange. There can be no assurance, however, that the Common Stock will in fact be listed on a national securities exchange upon completion of the Exchange Offer.

The issuance of additional Common Stock upon the exchange of tendered Warrants will dilute our existing shareholders as well as our future shareholders.

If the holders of our Warrants accept the Exchange Offer, we will issue additional shares of Common Stock. The issuance will dilute the ownership by other holders of our Common Stock.

If the Exchange Offer is successful, the liquidity of the market for the Warrants may be reduced.

If the Exchange Offer is successful, the Warrantholders who choose to tender their Warrants will receive Common Stock that is quoted on the OTC Bulletin Board under the symbol “INHI.OB.” To the extent that the Exchange Offer is successful, the market for any remaining outstanding Warrants and Units, which are quoted on the OTC Bulletin Board under the symbols “INHIW.OB” and “INHIU.OB,” respectively, may be reduced.

Certain members of our Board hold warrants which may result in a conflict of interest.

Certain members of our Board, which approved this Exchange offer, hold Warrants and may participate in this Exchange Offer. A special ad hoc committee of our Board, comprised of Pat LaVecchia, David Dreyer and James Freddo, none of whom holds Warrants, has been created by the Board and delegated the authority to set the terms of the Exchange Offer, including in particular, the exchange ratio.

We did not obtain a “fairness opinion” in connection with the Exchange Offer.

The exchange ratio has been set based on factors deemed relevant by the Board, and the ad hoc committee delegated the authority of approving the exchange ratio. We have not obtained outside advice or any opinion of an investment banker with respect to the fairness of the exchange ratio either to Warrantholders or to holders of Common Stock.

If you elect the Lock-Up Option, you will not be able to sell your shares of Common Stock for six months.

Warrantholders who accept the Exchange Offer may choose from two exchange ratios. If you accept the Unrestricted Option, the shares of Common Stock received may, generally, be resold immediately (subject to market demand). However, if you choose the Lock-Up Option, while you will receive more shares in exchange for your Warrants, you must hold the shares for at least six months. These shares will be identified by a special CUSIP number, and will not be allowed to trade during such six month period. There can be no assurance as to what the prevailing market prices or market liquidity for our Common Stock will be upon the expiration of this six month holding period.

Tax Risks

No rulings or opinions have been received as to the tax consequences of the Exchange Offer to holders of Warrants

The tax consequences that will result to a holder of Warrants that participates in the Exchange Offer, and in particular to a holder that participates in the Lock-up Option, is not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters, and the characterizations we intend to follow may be rejected, or determined to be inappropriate in the case of particular holders, by the applicable taxing authorities. Thus Warrantholders must rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, please read “Certain Tax Consequences of the Exchange Offer—Certain U.S. Federal Income Tax Consequences to of the Exchange Offer.”

USE OF PROCEEDS

We will not receive any proceeds from the Exchange Offer.

CAPITALIZATION

The following table shows our capitalization, as of September 30, 2009, and as adjusted to reflect the Exchange Offer. For purposes of this table, we have assumed the following, all as of September 30, 2009:

•	100% of the Public Warrants (33,750,502 Warrants) are exchanged for Common Stock pursuant to the Lock-Up Option (one share of Common Stock for every 25 Warrants tendered)

•	100% of the Private Warrants (1,357,717 Warrants) are exchanged for Common Stock pursuant to the Lock-Up Option (one share of Common Stock for every 25 Warrants tendered)

•	No Public Warrants (0 Warrants) are exchanged for Common Stock pursuant to the Unrestricted Option (one share of Common Stock for every 35 Warrants tendered)

There is no assurance that all Warrantholders will exchange their warrants in the Exchange Offer.

	September 30, 2009 (Unaudited)
(In thousands)	Actual	Adjustments		Pro Forma
Cash and cash equivalents	$6,716			$6,716

Total debt	23,892			23,892
Derivative liabilities	3,793	(3,004)	[1]	789

Stockholders’ equity:				—
Preferred Stock, par value $0.0001 per share; 1,000,000 shares authorized; none issued	—			—
Common Stock, par value $0.0001 per share; 200,000,000 shares authorized; 18,676,630 shares issued and outstanding on an actual basis; and 20,080,958 shares issued and outstanding on an as adjusted basis	2	—	[2]	2
Warrants to purchase common stock exercisable at $5.00 per share; 35,108,219 warrants issued and outstanding on an actual basis; and 0 warrants issued and outstanding on an as adjusted basis	—			—
Additional paid in capital	81,321	2,570	[2]	83,891
Retained deficit	(913)	434	[3]	(479)

Total stockholders’ equity	80,410	3,004		83,414

Total Capitalization	108,095	—		108,095

1)	Extinguishment of Warrant Liability. Reflects the adjustment to extinguish the warrant liability, as if all warrants were exchanged for Common Stock on September 30, 2009.
2)	Issuance of Common Stock. Reflects adjustments assuming all warrants were exchanged for Common Stock on September 30, 2009, and assuming the September 30, 2009 closing market price of our Common Stock was equal to the February 9, 2010 closing market price of $2.35 per share of Common Stock. Assumes a fair value of $2.35 per share of Common Stock issued pursuant to the Unrestricted Option, and a 19% discount or $1.90 per share of Common Stock issued pursuant to the Lock-Up Option.
3)	Non-recurring Gain. Reflects a non-recurring gain assuming all warrants were exchanged for Common Stock on September 30, 2009, and assuming the September 30, 2009 closing market price of our Common Stock was equal to the February 9, 2010 closing market price of $2.35 per share of Common Stock. Assumes a fair value of $2.35 per share of Common Stock issued pursuant to the Unrestricted Option, and a 19% discount or $1.90 per share of Common Stock issued pursuant to the Lock-Up Option.

DIVIDEND POLICY

We have not, since our initial public offering in April 2006, paid any dividends on our shares of Common Stock. We currently intend to retain cash from operations in the future for the development of our business and do not currently anticipate paying dividends.

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The accompanying pro forma consolidated financial statements do not purport to represent what our results of operations would have been had such transactions and events occurred on the dates specified, or to project our results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data.

The following shows our pro forma consolidated balance sheet as of September 30, 2009, and the consolidated statements of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008, to reflect the Exchange Offer. There is no assurance that all Warrant holders will exchange their warrants in the Exchange Offer.

Pro Forma Consolidated Balance Sheet (Unaudited)

For purposes of the pro forma consolidated balance sheet, we have assumed the following, all as of September 30, 2009:

•	100% of the Public Warrants (33,750,502 Warrants) are exchanged for Common Stock pursuant to the Lock-Up Option (one share of Common Stock for every 25 Warrants tendered)

•	100% of the Private Warrants (1,357,717 Warrants) are exchanged for Common Stock pursuant to the Lock-Up Option (one share of Common Stock for every 25 Warrants tendered)

•	No Public Warrants (0 Warrants) are exchanged for Common Stock pursuant to the Unrestricted Option (one share of Common Stock for every 35 Warrants tendered)

	September 30, 2009 (Unaudited)
(in thousands)	Actual	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	6,716			6,716
Accounts receivable, less allowance for doubtful accounts of $1,584	5,591			5,591
Inventory	1,241			1,241
Prepaid expenses and other current assets	459			459

Total current assets	14,007			14,007

Property & equipment, net	13,077			13,077
Deferred debt issuance costs, net	894			894
Goodwill	56,580			56,580
Intangible assets, net	29,368			29,368
Other assets	18			18

Total Assets	113,944			113,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,613			1,613
Deferred income taxes	54			54
Other current liabilities	2,183			2,183
Derivative liabilities	3,793	(3,004)	[1]	789
Current portion of long-term debt; includes $3,270 payable to I-Flow	3,589			3,589

Total Current Liabilities	11,232	(3,004)	[1]	8,228

Long-term debt, net of current portion; includes $19,233 payable to I-Flow	20,303			20,303
Deferred income taxes	1,668			1,668
Other liabilities	331			331

Total Liabilities	33,534	(3,004)	[1]	30,530

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—			—
Common stock, $.0001 par value; authorized 200,000,000 shares; 18,676,630 issued and outstanding on an actual basis; and 20,080,958 shares issued and outstanding on an as adjusted basis	2	—	[2]	2
Additional paid-in capital	81,321	2,570	[2]	83,891
Retained deficit	(913)	434	[3]	(479)

Total Stockholders’ Equity	80,410	3,004		83,414

Total Liabilities and Stockholders’ Equity	113,944	—		113,944

1)	Extinguishment of Warrant Liability. Reflects the adjustment to extinguish the warrant liability, as if all warrants were exchanged for Common Stock on September 30, 2009.
2)	Issuance of Common Stock. Reflects adjustments assuming all warrants were exchanged for Common Stock on September 30, 2009, and assuming the September 30, 2009 closing market price of our Common Stock was equal to the February 9, 2010 closing market price of $2.35 per share of Common Stock. Assumes a fair value of $2.35 per share of Common Stock issued pursuant to the Unrestricted Option, and a 19% discount or $1.90 per share of Common Stock issued pursuant to the Lock-Up Option.

3)	Non-recurring Gain. Reflects a non-recurring gain assuming all warrants were exchanged for Common Stock on September 30, 2009, and assuming the September 30, 2009 closing market price of our Common Stock was equal to the February 9, 2010 closing market price of $2.35 per share of Common Stock. Assumes a fair value of $2.35 per share of Common Stock issued pursuant to the Unrestricted Option, and a 19% discount or $1.90 per share of Common Stock issued pursuant to the Lock-Up Option.

Sensitivity Analysis

The actual impact on Stockholders’ Equity upon completion of the Exchange Offer is not known, and could result in a wide range of possibilities. The factors which could change between now and the completion of the Exchange Offer, and would therefore yield a materially different result from that presented above, include the closing market price for our Common Stock on the date the Exchange Offer ends, the discount applied to Common Stock issued pursuant to the Lock-Up Option, and the number of exchanged warrants converted pursuant to the Lock-Up Option relative to the number converted pursuant to the Unrestricted Option.

The following table illustrates additional, but not all, possible scenarios and the respective impact each would have on Stockholders’ Equity. Note that any Adjustment to Retained Deficit listed in the table relates solely to the non-recurring gain or loss that would occur under each scenario.

In thousands	Closing Market Price of Common Stock on Date of Exchange	Warrants Exchanged			Adjustment to Additional Paid in Capital	Adjustment to Retained Deficit
		Public		Private
		Lock-Up Option	Unrestricted Option	Lock-Up Option
Pro Forma as presented	$2.35	100%	0%	100%	2,570	434
Alternate scenario 1	2.35	0%	100%	100%	2,266	738
Alternate scenario 2	2.35	50%	50%	100%	2,418	586
Alternate scenario 3	3.60	50%	50%	100%	3,704	(700)
Alternate scenario 4	1.20	50%	50%	100%	1,235	1,769

To the extent less than 100% of the 33,750,502 Public Warrants are tendered for shares of Common Stock pursuant to the Exchange Offer, and therefore some number of Public Warrants remains outstanding, a warrant liability reflecting the market value of those untendered warrants will remain on the balance sheet until the future exercise or expiration of those warrants.

Pro Forma Consolidated Statements of Operations (Unaudited)

The following shows our pro forma consolidated statements of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008, to reflect the Exchange Offer. For purposes of these statements, we have assumed that all holders of Warrants exchanged their Warrants for Common Shares on January 1, 2008, as per the following:

•	100% of the Public Warrants (33,750,502 Warrants) are exchanged for Common Stock pursuant to the Lock-Up Option (one share of Common Stock for every 25 Warrants tendered)

•	100% of the Private Warrants (1,357,717 Warrants) are exchanged for Common Stock pursuant to the Lock-Up Option (one share of Common Stock for every 25 Warrants tendered)

•	No Public Warrants (0 Warrants) are exchanged for Common Stock pursuant to the Unrestricted Option (one share of Common Stock for every 35 Warrants tendered)

Note that the non-recurring gain, included as an adjustment to retained deficit in the pro forma consolidated balance sheet above, has not been reflected in the pro forma statements of operations below, but a non-recurring gain or loss will likely be incurred when the impact of the actual Exchange Offer is reflected in our future consolidated financial statements.

	Nine Months Ended September 30, 2009				Year Ended December 31, 2008
(in thousands, except share data)	Actual	Adjustment		Pro Forma	Actual	Adjustment		Pro Forma
Net Revenues	28,302			28,302	35,415			35,415
Operating expenses:
Cost of Revenues—Product Supply and Costs	4,447			4,447	5,422			5,422
Cost of Revenues—Pump depreciation	2,727			2,727	3,769			3,769
Provision for Doubtful accounts	2,734			2,734	3,187			3,187
Amortization of intangibles	1,370			1,370	1,827			1,827
Selling and marketing	3,749			3,749	4,659			4,659
General and administrative	9,307			9,307	11,765			11,765

Total Operating Expenses	24,334			24,334	30,629			30,629

Operating income	3,968			3,968	4,786			4,786
Other (loss) income:
(Loss) gain on derivatives	(1,200)	1,485	[1]	285	9,815	(10,631)	[1]	(816)
Interest income	4			4	36			36
Interest expense	(2,672)			(2,672)	(3,771)			(3,771)

Total other (loss) income	(3,868)	1,485		(2,383)	6,080	(10,631)		(4,551)

Income before income taxes	100	1,485		1,585	10,866	(10,631)		235
Income tax expense	(292)	—	[3]	(292)	(907)	809	[3]	(98)

Net (loss) income	(192)	1,485		1,293	9,959	(9,822)		137

Net (loss) income per share:
Basic	(0.01)	0.07		0.06	0.56	(0.55)		0.01
Diluted	(0.01)	0.07		0.06	0.53	(0.52)		0.01
Weighted average shares outstanding:
Basic	18,581,917	1,404,328	[2]	19,986,245	17,940,952	1,404,328	[2]	19,345,280
Diluted	18,581,917	1,753,754	[2]	20,335,671	18,672,321	1,404,328	[2]	20,076,649

1)	Extinguishment of Warrant Liability. Reflects an adjustment to remove the (loss) gain on Warrants recorded during the periods presented, as if all warrants were exchanged for Common Stock on January 1, 2008.
2)	Issuance of Common Stock. Reflects adjustments to weighted average shares outstanding, as if all warrants were exchanged for Common Stock on January 1, 2008. This assumes that holders of all 35,108,219 warrants exchanged their warrants for Common Stock pursuant to the Lock-Up Option. For the nine months ended September 30, 2009, an additional 349,426 shares, related to unvested restricted shares and stock options, are considered dilutive and included in the pro forma adjustment. These 349,426 shares were not considered dilutive in the actual statement of operations for the nine months ended September 30, 2009, as there was a net loss for the period and the shares were therefore considered anti-dilutive.

3)	Income Tax Expense. Reflects an adjustment to income tax expense, to take into account the adjustment to income before taxes and an adjustment to the effective tax rate. There is appropriately no adjustment necessary for the nine months ended September 30, 2009, as the loss associated with the warrant liability in the actual statement of operations for that time period was treated as a discrete item and therefore did not contribute to the income tax expense presented. Likewise the pro forma adjustment to remove such loss does not require an adjustment to income tax expense for pro forma purposes.

Sensitivity Analysis

The pro forma income statements shown above assume holders of all 35,108,219 warrants exchanged their warrants for common stock. To the extent less than 100% of the 35,108,219 warrants are tendered for shares of Common Stock pursuant to the Exchange Offer, and therefore some number of warrants remains outstanding, the adjustments to (loss) gain on derivatives, weighted average shares outstanding, and therefore net (loss) income per share, would be different than those presented above.

The following table illustrates the impact, relative to the pro forma income statements presented above, for every 1,000,000 warrants not exercised:

(In thousands, except EPS data)	Nine Months Ended September 30, 2009	Year Ended December 31, 2008
Net (loss) income	$(44)	$315
Net (loss) income per share—basic and diluted	$(0.00)	$0.02

PRICE RANGE OF WARRANTS, COMMON STOCK AND UNITS

Price Range of Our Warrants

Our Warrants are quoted on the OTC Bulletin Board under the symbol “INHIW.OB.” The following is a summary of the high and low closing prices of our Warrants during the periods presented.

	High	Low
2007 (Annual)	$0.495	$0.165
First Quarter	0.34	0.20
Second Quarter	0.395	0.192
Third Quarter	0.355	0.215
Fourth Quarter	0.495	0.165
2008 (Annual)	$0.36	$0.025
First Quarter	0.36	0.185
Second Quarter	0.31	0.17
Third Quarter	0.24	0.09
Fourth Quarter	0.08	0.025
2009 (Annual)	$0.125	$0.050
First Quarter	0.125	0.050
Second Quarter	0.120	0.065
Third Quarter	0.10881	0.050
Fourth Quarter	0.100	0.050
2010
January (through February 11, 2010)	$0.07	$0.053

Price Range of Our Common Stock

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “INHI.OB.” The following is a summary of the high and low closing prices of our Common Stock during the periods presented.

	High	Low
2007 (Annual)	$5.86	$3.10
First Quarter	5.67	5.56
Second Quarter	5.86	5.65
Third Quarter	5.86	5.59
Fourth Quarter	5.84	3.10
2008 (Annual)	$4.20	$1.75
First Quarter	4.20	2.50
Second Quarter	3.03	2.20
Third Quarter	3.00	2.00
Fourth Quarter	2.75	1.75
2009 (Annual)	$3.25	$1.52
First Quarter	2.50	1.52
Second Quarter	3.25	2.08
Third Quarter	3.00	2.15
Fourth Quarter	3.00	2.15
2010
January (through February 11, 2010)	$2.85	$2.30

Price Range of Our Units

Our Units are quoted on the OTC Bulletin Board under the symbol “INHIU.OB.” The following is a summary of the high and low closing prices of our Units during the periods presented.

	High	Low
2007 (Annual)	$6.55	$3.65
First Quarter	6.25	6.00
Second Quarter	6.55	6.05
Third Quarter	6.40	6.00
Fourth Quarter	6.44	3.65
2008 (Annual)	$4.75	$1.75
First Quarter	4.75	2.75
Second Quarter	3.55	2.60
Third Quarter	3.55	1.75
Fourth Quarter	2.41	1.76
2009 (Annual)	$2.20	$2.10
First Quarter	2.10	2.10
Second Quarter*	—	—
Third Quarter*	—	—
Fourth Quarter	2.20	2.10
2010
January (through February 11, 2010)	$2.45	$2.35

*	There was no trading activity reported during the second and third quarter of 2009.

You should evaluate current market prices for our Warrants, Common Stock and Units, among other factors, before deciding whether or not to tender your Warrants in the Exchange Offer.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

As part of our April 2006 initial public offering, we issued 16,875,251 units (the “Units”), each Unit consisting of one share of our Common Stock and two Warrants. Accordingly, 33,750,502 Warrants were issued in our initial public offering (the “Public Warrants”). Subsequent to our initial public offering, we have issued in various private transactions an aggregate of 1,357,717 Warrants (the “Private Warrants” and collectively with the Public Warrants, the “Warrants”). The Private Warrants were issued to individuals who are currently members of our Board of Directors, and one former executive officer, for a price a $0.70 per Warrant. The Private Warrants have substantially the same economic terms as the Public Warrants. The Exchange Offer is being made on the same terms for Public Warrants and Private Warrants.

As of February 11, 2010, we have 35,108,219 Warrants outstanding. Each Warrant is exercisable for one share of our Common Stock, at a cash exercise price of $5.00. The Warrants expire on April 11, 2011. We are offering holders of Warrants, upon the terms and subject to the conditions set forth in the Exchange Offer, the right to exchange their Warrants for Common Stock. Holders may accept the Exchange Offer and may elect to exchange their Warrants for either:

•	One (1) share of Common Stock for every thirty-five (35) Warrants tendered (“Unrestricted Option”); or

•	One (1) share of Common Stock for every twenty-five (25) Warrants tendered, provided the holder agrees to the lock-up provisions (“Lock-Up Option”).

You may tender all or any number of Warrants that you hold pursuant to the Unrestricted Option or the Lock-Up Option. In addition, you may tender some of the Warrants you hold pursuant to the Unrestricted Option and other Warrants that you hold pursuant to the Lock-Up Option.

The shares of Common Stock to be issued in the Exchange Offer will be issued pursuant to the exemption from registration under the Securities Act provided by Section 3(a)(9) thereof. Accordingly, to the extent tendered Warrants are freely tradable and unrestricted, the shares of Common Stock received in exchange will similarly be freely tradable and unrestricted (subject to the lock-up provisions in the case of shares issued under the Lock-Up Option). To the extent the Warrants tendered are restricted securities within the meaning of the Securities Act, the shares of Common Stock issued in exchange will also be restricted securities.

We have a significant number of outstanding Warrants. The potentially dilutive effect of our outstanding Warrants creates an overhang on our Common Stock, which we believe makes it more difficult to attract new equity investors. By offering Warrantholders the opportunity to exchange their outstanding Warrants for Common Stock, we hope to encourage holders to exchange their Warrants immediately so that we can eliminate or reduce the Warrant overhang on our Common Stock and attract new equity investors. We also expect that the Exchange Offer will increase the number of holders of our Common Stock, which we anticipate will facilitate our ability to list the Common Stock on a national securities exchange.

Certain members of our Board of Directors hold Warrants. Such Directors will participate in the Exchange Offer, if at all, only if holders of fifty percent (50%) or more of the Public Warrants participate. In addition, each director who participates in the Exchange Offer will agree to a lock-up agreement restricting his ability to sell or otherwise transfer the shares of Common Stock received in the Exchange Offer for a period of one year following the expiration of the Exchange Offer. See “The Exchange Offer—Director Participation.”

This is a one-time offer, and you should take this into account in deciding whether to participate and tender your outstanding Warrants pursuant to the Exchange Offer.

Board Approval

Our Board has approved the Exchange Offer. Certain members of our Board hold Warrants and may participate in the Exchange Offer, see “Director Participation.” A special ad hoc committee of our Board, comprised of Pat LaVecchia, David Dreyer and James Freddo, none of whom holds Warrants, has been created by the Board and delegated the authority to set the terms of the Exchange Offer, including in particular, the exchange ratio.

Neither we, our management nor our Board makes any recommendation as to whether you should tender your Warrants or not. You should not consider Board approval of the Exchange Offer to be a recommendation as to whether you should participate or not participate in the Exchange Offer. You must make your own decision whether to participate in the Exchange Offer and tender your Warrants.

Eligibility

We are making the Exchange Offer to holders of all of our 35,108,219 outstanding Warrants. The Exchange Offer is only being made for outstanding, unexercised Warrants and does not in any way apply to Warrants which have previously been exercised, which there have been none. Warrants for which you have properly submitted an exercise form and the exercise price prior to the date of the commencement of the Exchange Offer will be considered exercised to that extent and unavailable for tender in the Exchange Offer, whether or not you have received confirmation of the exercise or the Common Stock purchased.

Lock-Up Provisions

If you elect to tender Warrants pursuant to the Lock-Up Option, the shares of Common Stock that you receive will be subject to the following (the “Lock-Up Provisions”) for a period of six months following the date of the expiration of the Exchange Offer.

During this six month period, without the prior written consent of the Company you may not sell or otherwise transfer or dispose of any shares of Common Stock received in the Exchange Offer. The Lock-Up restriction shall not apply to transfers of Common Stock required by applicable law; provided evidence satisfactory to the Company of such legal requirement is provided to the Company.

If you hold your shares of Common Stock in certificate form, a legend respecting such Lock-Up Provisions will be printed on such certificates. If you hold your shares of Common Stock in “street name” through a broker, dealer, commercial bank, trust company, nominate or other securities intermediary, the Lock-Up Provisions will be effected by the assignment of a special restricted CUSIP number to such shares. After the expiration of the six months lock-up period, these shares will be reassigned the CUSIP number applicable to all other shares of Common Stock.

Director Participation

Certain of our Directors hold Warrants, which were acquired in private placements from the Company subsequent to our initial public offering at a price per Warrant of $0.70. Directors may participate in the Exchange Offer, but are not obligated to do so. Each Director has informed the Company of his intent to participate in the Exchange Offer, if at all, only if holders of more than 50% of the public Warrants have tendered their Warrants.

Any Director who participates in the Exchange Offer will agree to provide the Company with a Lock-Up Agreement containing provisions comparable to the Lock-Up Provisions described above, but applicable for a period of one year from the expiration of the Exchange Offer. Any Director participating in the Exchange Offer will received certificated shares of Common Stock and the Lock-Up Restrictions will be described in a legend printed on such certificates.

See “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Stock.”

Exchange of Warrants

If you properly tender your outstanding Warrants pursuant to the Exchange Offer, your Warrants will be cancelled upon expiration of the Exchange Offer. We will issue Common Stock to be delivered to you pursuant to the Exchange Offer along with cash for any fractional shares of Common Stock, promptly following expiration of the Exchange Offer.

You are not required to tender all of your Warrants. If you tender less than all of your Warrants, however, the remaining Warrants not tendered will remain outstanding on their current terms (including the $5.00 exercise price) until they expire on April 11, 2011 or are exercised on their current terms.

Procedures for Tendering Warrants

You do not have to participate in the Exchange Offer. If you decide not to participate in the Exchange Offer, you do not need to do anything and your Warrants will remain outstanding until they expire by their terms or are exercised.

Public Warrants:

Any beneficial owner whose interests in the Warrants are registered in the name of a broker, dealer, commercial bank, trust company, nominee or other securities intermediary and who wishes to exchange such Warrants in the Exchange Offer should contact such securities intermediary promptly and instruct such securities intermediary to exchange on such beneficial owner’s behalf in accordance with the Unrestricted Option or the Lock-Up Option.

You may tender your Warrants and elect the Unrestricted Option or the Lock-Up Option by transferring the Warrants through DTC’s Automated Tender Offer Program (“ATOP”). The Exchange Agent will establish an account at DTC with respect to the Warrants for purposes of the Exchange Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Warrants by causing DTC to transfer such Warrants into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer.

The Exchange Agent and DTC have confirmed that Warrants held in book-entry form through DTC that are to be tendered in the Exchange Offer are eligible for ATOP. To effectively tender Warrants eligible for ATOP that are held through DTC, DTC participants must electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an Agent’s Message to the Exchange Agent for its acceptance. The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Exchange Offer and that we may enforce such agreement against such participant.

If you desire to tender your Warrants on or prior to the Expiration Date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Private Warrants:

To participate in the Exchange Offer, you must properly complete, sign and date the Letter of Transmittal included with this Exchange Offer Statement and mail or otherwise deliver to the Company the Letter of Transmittal and your Warrants so that the Company receives them no later than 5:00 P.M., Eastern Standard Time, on March 17, 2010, the expiration of the Exchange Offer (or such later date and time if we extend the Exchange Offer), at the address set forth in the Letter of Transmittal. Delivery of the Letter of Transmittal by facsimile or email will not be accepted.

The Letter of Transmittal will allow you to elect the Unrestricted Option, the Lock-Up Option, or any combination.

The Letter of Transmittal must be executed by the record holder of the tendered Warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

If you do not submit a Letter of Transmittal for your Warrants prior to the expiration of the Exchange Offer, or if you submit an incomplete or incorrectly completed Letter of Transmittal, you will be considered to have rejected the Exchange Offer.

THE METHOD OF DELIVERY OF WARRANTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO COMPANY IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE COMPANY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE COMPANY BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR WARRANTS SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

Procedures For Tendering Warrants If You Are Holding Units

If you are holding our Units, which represent one share of Common Stock and two Warrants, you must exchange such Units for the underlying shares of Common Stock and Warrants in order to then tender the Warrants in the Exchange Offer. If you are the record holder of Units, you may do so by contacting our transfer agent as follows:

Attn: Glen Chang

BNY Mellon Shareowner Services

DWAC Unit 27th Floor

480 Washington Boulevard

Jersey City, NJ 07310

Phone 201-680-4876

If you are a beneficial owner of Units that are registered in the name of a broker, dealer, commercial bank, trust company, nominee or other securities intermediary, you must contact such securities intermediary to exchange Units for Common Stock and Warrants.

Withdrawal Rights

You may change your election and withdraw your tendered Warrants only if you properly complete, sign and date the Withdrawal Form included with the Exchange Offer and mail or otherwise deliver the Withdrawal Form to the Exchange Agent so that the Exchange Agent receives it no later than 5:00 P.M., Eastern Standard

Time, on March 17, 2010, at the address set forth below under “—Exchange Agent”. You may also withdraw your tendered Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, if they have not been accepted by us for payment within 40 business days from the commencement of the Exchange Offer. Delivery of the Withdrawal Form by facsimile or email will not be accepted.

The Withdrawal Form must be executed by the record holder of the Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

If we extend the Exchange Offer, are delayed in our acceptance for tender of Warrants or are unable to accept Warrants for exchange pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Exchange Agent may, nevertheless, on behalf of the holders, retain tendered Warrants, and such Warrants may not be withdrawn, except to the extent that tendering holders are entitled to withdrawal rights as described herein.

Withdrawals of Warrants may not be rescinded. Any Warrants properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn Warrants may be re-tendered by again following one of the procedures described in the Exchange Offer at any time prior to the Expiration Date.

Any beneficial owner whose interests in the Warrants are registered in the name of a broker, dealer, commercial bank, trust company, nominee or other securities intermediary and who wishes to withdraw previously tendered Warrants should contact such securities intermediary promptly and instruct such securities intermediary to withdraw previously tendered Warrants on such beneficial owner’s behalf.

If you tendered Warrants through DTC’s ATOP, and you wish to withdraw your tender, you may only do so through ATOP.

ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE COMPANY, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF THE COMPANY, THE EXCHANGE AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

THE METHOD OF DELIVERY OF YOUR WITHDRAWAL FORM TO THE EXCHANGE AGENT IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO WITHDRAWAL LETTER SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Exchange Agent

BNY Mellon Shareowner Services has been appointed as Exchange Agent for the Exchange Offer.

BNY Mellon Shareowner Services

480 Washington Boulevard

Jersey City, NJ 07310

Attention: Corporate Action Department, 27th Floor

Telephone: 1-800-777-3674

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Warrants or withdrawal of tendered Warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered Warrants which are not validly withdrawn. We may waive, as to all eligible Warrantholders, any defect or irregularity in any tender with respect to any particular Warrant. Any waiver granted as to one Warrantholder will be afforded to all holders of Warrants. We may also waive any of the conditions of the Exchange Offer, so long as such waiver is made with respect to all Warrantholders. No tender of Warrants or withdrawal of tendered Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Warrantholder or waived by us. NEITHER WE NOR ANY OTHER PERSON IS OBLIGATED TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR WITHDRAWALS, AND NO ONE WILL BE LIABLE FOR FAILING TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES.

Acceptance of Warrants; Issuance of Common Stock

The Exchange Offer is scheduled to expire at 5:00 P.M., Eastern Standard Time, on March 17, 2010 (subject to our right to extend the Exchange Offer).

Upon the terms and subject to the conditions of the Exchange Offer, we expect, upon and as of the expiration of the Exchange Offer, to:

•	accept for exchange Warrants properly tendered and not validly withdrawn pursuant to the Exchange Offer;

•	issue Common Stock in exchange for tendered Warrants pursuant to the Exchange Offer; and

•	pay a market cash value in lieu of the receipt of fractional shares of Common Stock by Warrantholders.

If you elect to tender your Warrants pursuant to the Exchange Offer and you do so according to the procedures described herein, you will have accepted the Exchange Offer. Our acceptance of your outstanding Warrants for tender in the Exchange Offer will form a binding agreement between you and us upon the terms and subject to the conditions of the Exchange Offer upon the expiration of the Exchange Offer.

If you elect not to participate in the Exchange Offer, your Warrants will remain outstanding until they expire or are exercised by their original terms.

Extension of the Exchange Offer; Termination; Amendment

Although we do not currently intend to do so, we may, from time to time, at our discretion, extend the Exchange Offer at any time. If we extend the Exchange Offer, we will continue to accept validly tendered Warrants until the new expiration date.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Exchange Offer and to postpone our acceptance of any tendered Warrant upon the occurrence of any of the conditions specified under “—Conditions to the Exchange Offer”.

Extension or amendments to, or a termination of, the Exchange Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement made pursuant to the Exchange Offer will be disseminated promptly to holders of Warrants in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any tendered Warrants, and we may terminate or amend the Exchange Offer, or postpone our acceptance of any tendered Warrants, if at any time on or after the commencement of the Exchange Offer and before the Expiration Date of the Exchange Offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with the acceptance of the tendered Warrants:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the issuance of Common Stock, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance of the Warrants tendered illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relates in any manner to the Exchange Offer;

•	delay or restrict our ability, or render us unable, to accept some or all of the Warrants tendered;

•	materially impair the benefits we hope to receive as a result of the Exchange Offer; or

•

materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c) there shall have occurred:

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•

any significant decrease in the market price of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our Common Stock;

•

any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

(d) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Common Stock, or any new group shall have been formed that beneficially owns more than 5% of our outstanding Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the Expiration Date;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding Common Stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

The foregoing conditions to the Exchange Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration.

In addition to the foregoing, we may waive any of the conditions to the Exchange Offer, in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

Source and Amount of Consideration; Description of Warrants

The maximum number of shares of Common Stock we could be required to issue in the Exchange Offer, assuming holders of all Warrants tender and elect the Lock-Up Option, would be 1,404,328 shares of Common Stock. The 1,404,328 shares of Common Stock issuable upon exchange of the Warrants would constitute approximately 7% of our Common Stock outstanding as of February 11, 2010. We will issue shares of our Common Stock in the Exchange Offer from authorized but unissued shares.

Description of Outstanding Warrants Subject to the Exchange Offer

Each outstanding Warrant entitles the registered holder to purchase one (1) share of Common Stock at an exercise price per share of $5.00 in cash. The Warrants are fully exercisable until April 11, 2011. All of our Warrants contain provisions requiring an adjustment of the exercise price and number of shares of Common Stock issuable upon exercise of the Warrant in the event of stock dividends, stock splits, reorganizations, reclassification, consolidations and the like. In addition, the Warrants allow us to redeem the Warrants if our Common Stock trades at a specified price for a specified number of consecutive trading days. The Warrants were issued in registered form. BNY Mellon acts as our Warrant agent for registration and permissible transfers of the Public Warrants. Holders of Warrants do not have the rights or privileges of holders of Common Stock.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Stock

As of the date of the Exchange Offer, four of our directors held outstanding Warrants which are eligible for tender pursuant to the Exchange Offer as follows:

•

Sean McDevitt, Chairman of the Board, owns 1,195,858 Warrants of which 1,142,858 are Private Warrants and 53,000 are Public Warrants. These Warrants represent 3.4% of the 35,108,219 outstanding Warrants as of February 11, 2010.

•	John Voris, director of the Board, owns 71,429 Warrants. These Warrants represent 0.2% of the 35,108,219 outstanding Warrants as of February 11, 2010.

•	Wayne Yetter, director of the Board, owns 72,000 Warrants. These Warrants represent 0.2% of the 35,108,219 outstanding Warrants as of February 11, 2010.

•	Jean-Pierre Millon, director of the Board, owns 42,858 Warrants. These Warrants represent 0.1% of the 35,108,219 outstanding Warrants as of February 11, 2010.

Each of such directors purchased Private Warrants at a price per Warrant of $0.70. In addition, a former executive officer holds 28,572 Private Warrants acquired at the same price. All such Private Warrants were purchased prior to the date we completed the acquisition of InfuSystem. Sean McDevitt also purchased Public Warrants following the acquisition of InfuSystem.

See “—Director Participation”.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Warrants pursuant to the Exchange Offer. We will, upon request, reimburse brokers and dealers for reasonable and customary handling and mailing expenses accrued by them in forwarding materials relating to the Exchange Offer to their customers. The Company has incurred certain expenses in preparation of the Exchange Offer.

Miscellaneous

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Warrants pursuant to the Exchange Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Exchange Offer other than the information and representations contained herein or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

We have not and, to the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the Warrants during the past 60 days. In addition, except as otherwise described below, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our Warrants or Common Stock (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our Warrants or Common Stock, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

CERTAIN TAX CONSEQUENCES OF THE EXCHANGE OFFER

Certain U.S. Federal Income Tax Consequences to U.S. Holders

The following summary describes certain U.S. federal income tax considerations that may be relevant to U.S. Holders (as defined below) that participate in the Exchange Offer to exchange Warrants for our Common Stock. This discussion does not describe U.S. federal income tax considerations that may be relevant to non-U.S. persons and other Warrantholders that are not U.S. Holders; such holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. This summary applies only to holders who hold the Warrants and will hold the Common Stock as capital assets (generally, property held for investment). This description does not purport to address all potential tax considerations that may be relevant to a holder based on his, her or its particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	partnerships or other pass-through entities or holders of interests therein;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•

holders that hold Common Stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar; or

•	certain U.S. expatriates or long-term U.S. residents.

In addition, this summary does not address the U.S. federal estate and gift tax, alternative minimum tax, state and local tax or other tax consequences that may be relevant to a holder that participates in the Exchange Offer. U.S. Holders are strongly advised to consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or to differing interpretations by the Internal Revenue Service or a court, which could alter the tax consequences described herein. For purposes of this description, a U.S. Holder is a beneficial owner of Warrants or Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Certain special rules may apply to a U.S. Holder that owns (or would own, if all of your Warrants were exercised) directly or indirectly, or through the application of constructive ownership rules, Common Stock representing 10% or more of the voting power of the Company. If you are such a U.S. Holder, you are strongly encouraged to consult with your own tax advisor as to any such special rules and procedures that may be applicable to your particular situation.

This summary is included herein as general information only. No statutory or judicial authority directly addresses all aspects of transactions similar to the Exchange Offer. We have not sought and do not intend to seek any rulings from the IRS or opinions of counsel regarding the tax consequences described herein, and accordingly, there is no assurance that the IRS will not successfully challenge any of the tax consequences described herein. Accordingly, each Warrantholder is urged to consult his, her or its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of participating in the Exchange Offer.

Participation in the Exchange Offer

If you participate in the Exchange Offer in accordance with the procedures set forth in the Exchange Offer, the Company intends to treat your participation for U.S. federal income tax purposes in the applicable manner described below.

If and to the extent you elect to exercise the Unrestricted Option by tendering thirty-five (35) existing Warrants for one (1) share of Common Stock or the Lock-up Option by tendering twenty-five (25) existing Warrants for one (1) share of Common Stock, the Company will treat the transaction as a “recapitalization” exchange of Warrants for shares of Common Stock. The consequences of such characterization in respect of the Warrants exchanged into Common Stock should be that (i) the exchange of existing Warrants for new Common Stock would not cause recognition of gain or loss, (ii) your tax basis in the new Common Stock received in the exchange would be equal to the tax basis in your exchanged Warrants, and (iii) your holding period for the new Common Stock received in the exchange would include your holding period for the exchanged Warrants.

If, as a result of your exercise, in whole or in part, you receive a cash payment in lieu of the receipt of a fractional share of Common Stock, you will, absent the applicability of special circumstances, recognize capital gain or loss with respect to the fractional share in an amount equal to the difference, if any, between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the fractional share of a Common Stock to which you otherwise would have been entitled. Any such capital gain or loss will be long-term if the holding period for such exchanged Warrants is more than one year as of the date of the exchange. Moreover, the information reporting and backup withholding rules discussed below may apply to any cash payments you receive in lieu of a fractional share of Common Stock.

Non-Participants in the Exchange Offer

If you do not participate in the Exchange Offer, the Company intends to treat the Exchange Offer as not resulting in any U.S. federal income tax consequences to you.

Tax Uncertainty; No Opinion of Counsel

Because of the lack of authority dealing with transactions similar to the Exchange Offer generally and in particular with the more favorable exchange ratio provided under the Lock-up Option, the U.S. federal income tax consequences of the Exchange Offer are unclear, and alternative characterizations are possible that could require you to recognize taxable income. For example, if you are a U.S. Holder and participate in the Lock-up Option, it is possible that the increase in the number of shares of Common Stock you receive as a result of the Lock-up Option, as opposed to the number of shares of Common Stock you would have received pursuant to the Unrestricted Option, could be treated as separate consideration for consenting to the restrictions on transfer under the Lock-up Option, resulting in taxable ordinary income for you. The IRS has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Exchange Offer or of a holder’s participation in the Exchange Offer. You are urged to consult your tax advisor regarding the potential tax consequences of the Exchange Offer to you in your particular circumstances, including the consequences of possible alternative characterizations.

Assuming the recapitalization treatment described above, if you are a participating holder, you will be required to file with your U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to your existing Warrants (including basis information) and any shares of Common Stock that you receive in exchange for your existing Warrants, and to maintain permanent records containing such information.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the transactions effected pursuant to the Exchange Offer unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or you otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and your timely provide the required information or appropriate claim for refund to the IRS.

LEGAL MATTERS

Certain legal matters in connection with the Exchange Offer will be passed upon for us by Morgan, Lewis & Bockius LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of InfuSystem Holdings, Inc. as of and for the years ended December 31, 2008 and 2007, incorporated by reference in this Exchange Offer and the effectiveness of internal control over financial reporting as of December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein.

AVAILABLE INFORMATION/INCORPORATION BY REFERENCE

We have filed with the SEC a Tender Offer Statement on Schedule TO. This Exchange Offer Statement and the documents incorporated by reference herein do not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act of 1934.

We incorporate information into this Exchange Offer Statement by reference, which means that we disclose important information to you by referring you to a document filed with the SEC. The information incorporated by reference is deemed to be part of this Exchange Offer Statement, except to the extent superseded by information contained herein. This Exchange Offer Statement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 3, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 10, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 12, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 15, 2009; and;

•

the description of our capital stock contained in our Registration Statement on Form S-1, originally filed with the SEC on October 14, 2005, including any amendments or reports filed for the purpose of updating that description.

All documents we filed pursuant to Section 13(a), Section 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Exchange Offer Statement and before the expiration of the Exchange Offer shall be incorporated by reference in this Exchange Offer Statement from the date of filing of such documents.

You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

We will provide without charge to each person to whom a copy of this Exchange Offer Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

InfuSystem Holdings, Inc.
31700 Research Park Drive
Madison Heights, Michigan 48071
(248) 291-1210
Attention: Secretary